Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2023, relating to the consolidated financial statements of Talaris Therapeutics, Inc. appearing in the Annual Report on Form 10-K of Talaris Therapeutics, Inc. for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

October 20, 2023